EXHIBIT 99.1

NEWS RELEASE

March 31, 2023

FSI ANNOUNCES VERY STRONG FULL YEAR, 2022 FINANCIAL RESULTS

A Conference call is scheduled for Monday April 3rd, 2023, 11:00am Eastern Time

See dial in number below

VICTORIA, BRITISH COLUMBIA, March 31, 2023 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for full year ended December 31, 2022.

Mr. Daniel B. O’Brien, CEO, states, “2022 was an excellent year for both growth and profits. It is a testament to the quality of our employees that we were able to execute so well.” Mr. O’Brien adds, “It was not an easy year. We had to contend with high input prices, inflation and shipping costs – all of which affected our margins. We expect 2023 to bring its own problems for us to surmount. Our estimation for 2023 is continued growth in revenue, cash flow and profit but we are not yet able to predict which quarters will be the most positive.”

●	Sales for the Full Year were $45,840,469, up approximately 33% when compared to sales of $34,416,335 in the corresponding period a year ago.

●	Full Year, 2022 net income was $7,021,604, or $0.57 per share, compared to a net income of $3,449,162, or $0.28 per share, in Full Year, 2021.

●	The higher earnings reported for 2022 were in part due to a significant income tax carry forward rebate.

●	Basic weighted average shares used in computing earnings per share amounts were 12,379,316 and 12,316,254 for full year, 2022 and full year, 2021 respectively..

●	2022 Non-GAAP operating cash flow: The Company shows 12 months operating cash flow of $8,442,735, or $0.68 per share. This compares with operating cash flow of $5,645,095, or $0.46 per share, in the corresponding 12 months of 2021 (see the table that follows for details of these calculations).

The NanoChem division and ENP subsidiary continue to be the dominant sources of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, water treatment, oil field extraction, turf, ornamental and agricultural use to further increase sales in these divisions.

Conference call

A conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Monday April 3rd, 2023. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-800-225-9448 (or 1-203-518-9708) just prior to the scheduled call time. To join the call participants will be requested to give their name and company affiliation. The conference ID: SOLUTIONS and/ or call title Flexible Solutions International - Full Year 2022 Financials will be requested

The above information and following table contain supplemental information regarding income and cash flow from operations for the period ended December 31, 2022. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income.

The reconciliation of each Non-GAAP financial measure is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Operations

For Full Year Ended December 31 (12 Months Operating Cash Flow)

(Unaudited)

	12 months ended December 31
	2022	2021
Revenue	$45,840,469	$34,416,335
Income (loss) before income tax – GAAP	$7,859,085	$6,650,756
Provision for Income tax – net - GAAP	$(145,856)	$(2,356,499)
Net income (loss) - GAAP	$7,021,604	$3,449,162
Net income (loss) per common share – basic. – GAAP	$0.57	$0.28
12 month weighted average shares used in computing per share amounts – basic.- GAAP	12,379,316	12,316,254

12 month Operating Cash Flow Ended December 31
Operating Cash Flow (12 months). NON-GAAP	$8,442,735 a,b,c	$5,645,095 a,b,c
Operating Cash Flow per share excluding non-operating items and items not related to current operations (12 months) – basic. -NON-GAAP	$0.68 a,b,c	$0.46 a,b,c
Non-cash Adjustments (12 month) -GAAP	$1,676,579 d	$ 1,176,047 d
Shares (12 month basic weighted average) used in computing per share amounts – basic -GAAP	12,379,316	12,316,254

Notes: certain items not related to “operations” of the Company’s net income are listed below.

a)	Non-GAAP – Flexible Solutions International purchased 65% of ENP in 4th quarter, 2018 (October 2018). Therefore Operating Cash Flow is adjusted by the pre-tax Net income or loss of the non-controlling interest in ENP. An adjustment to Operating cash flow has been made to account for the use of a pre-tax amount versus an after tax amount which was originally used in that year.

b)	Non-GAAP – amounts exclude certain cash and non-cash items: Depreciation and Stock compensation expense (2022 = $1,676,579, 2021 = $1,176,047), Interest expense (2022 = $292,949, 2021 = $199,930), Interest income (2022 = $132,233, 2021 = $77,999), PPP loan forgiveness (2022 = N/A, 2021 = $537,960) Gain on investment (2022 = $341,424, 2021 = $507,143), gain on sale of equipment (2022 = N/A, 2021 = N/A), Gain on sale of land (2022 = N/A, 2021 = $44,330), Gain on acquisition of ENP Peru (2022 = $335,051, 2021 = N/A), Deferred income tax recovery (expense) (2022 = $71,295, 2021 = ($363,317)), Income tax (2022 = 217,151, 2021 = $1,993,182), and pretax Net income attributable to non-controlling interests (2022 = $995,144, 2021 = $1,214,206). Also, the legal and accounting costs associated with the attempted merger of FSI and Lygos (2022 = $417,974, 2021 = $N/A (see news releases)) are removed to arrive at Operating Cash Flow. Although included in operating expenses these onetime expenditures were not related to operations of FSI. *See the financial statements for all adjustments.

c)	The revenue and gain from the 50% investment in the private Florida LLC announced in January 2019 are not treated as revenue or profit from operations by Flexible Solutions given the Company only purchased 50% of the LLC. The profit is treated as investment income and therefore occurs below Operating income in the Statement of Operations. As a result, the gains from all investments (2022 = $341,424, 2021 = $507,143), including those from the Florida LLC, are removed from the calculation to arrive at Operating Cash Flow.

d)	Non-GAAP – amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.